                   [FIRST BANC TRUST CORPORATION LETTERHEAD]



At First BancTrust:                           At The Investor Relations Company:
Terry J. Howard                               Brien Gately or
President and Chief Executive Officer         Mike Arneth
(217) 465-0260                                (847) 296-4200

                FIRST BANCTRUST CORPORATION REPORTS 2005 RESULTS

                    o NET LOANS INCREASE OVER 33% TO $156.6 MILLION
                    o DEPOSITS RISE BY 22% FOR THE YEAR
                    o FIRST BANK OF RANTOUL ACQUISITION COMPLETED

PARIS, ILLINOIS, FEBRUARY 23, 2006 - First BancTrust Corporation (Nasdaq: FBTC) today reported net income for fiscal 2005 ended December 31, 2005 of $1.2 million, or 52 cents per diluted share, compared with net income of $1.2 million, or 51 cents per diluted share a year earlier. For the fourth quarter of 2005, the company posted net income of $283,000, or 12 cents per diluted share. This compares with net income of $379,000, or 16 cents per diluted share in the fourth quarter a year ago.

"During the year just ended we were presented with many challenges and opportunities. As the yield curve continued to flatten, interest spreads were dramatically reduced. Regulatory burden grew as governmental oversight increased and compliance became even more expensive. We were able to continue improving our balance sheet by growing our loan portfolio nearly $39 million to $156.6 million." said Terry J. Howard, First BancTrust president and chief executive officer. "Two-thirds of the growth in loans was internal while the remainder resulted from the acquisition of Rantoul First Bank, s.b. That acquisition enhanced our competitive position in Champaign County and increased the number of households we serve by nearly ten percent."

Howard said First BancTrust continued to grow during 2005, even as it undertook efforts to sustain that growth over the long-term. "However, we remained focused on making sure our day-to-day operations were as efficient as possible while providing the high level of service and making the widest variety products and services available to our customers. Our success in keeping our focus is evident in the growth in both our loans and deposits. The environment during the year was particularly challenging as the competition for deposits among banks intensified," he noted.

Total assets increased by 18.5 percent to $273.8 million as of December 31, 2005 from $230.9 million at the end of the prior year despite the challenging environment.

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NET INTEREST INCOME

Reflecting the flattened yield curve that persisted throughout much of 2005, net interest income rose modestly to $7.7 million from $7.4 million the prior year. The company noted that interest income grew by 10.4 percent to $13 million from $11.8 million in the prior year. Interest expense grew by 21.3 percent to $5.3 million from $4.4 million the year before. Higher interest rates on certificates of deposit, an important source of funds accounted for the majority of the increase in interest expense. The difference reflects the impact of the faster increase in short term rates, on which deposits are generally based vs. the slower growth of long-term rates, on which loans tend to be based, during the last two quarters of the year just ended.

"The impact on financial results for the year was significant. Net interest income increased $289,000 while the net interest margin declined ten basis points over the prior year. Similarly, net interest income in the fourth quarter of 2005 was $2.1 million, compared with $2.0 million in the comparable period a year earlier. Fourth quarter interest income was up by 19.3 percent while interest expense rose 48.2 percent," Howard said.

Howard noted that provision for loan losses increased in the fourth quarter as a result of new bankruptcy laws. "The new law went into effect in mid October. Immediately prior to that event, we experienced an increase in bankruptcy activity by persons wishing to obtain the treatment available under existing law. Although the quality of our loan portfolio actually improved during the year as a whole, the higher incidence of bankruptcies in the fourth quarter compelled us to increase our provision for loan losses."

NONINTEREST INCOME

Noninterest Income declined in 2005 by 3.8 percent to $3.3 million from $3.5 million in the previous year. The decline was attributable in part to lower fee income resulting from lower volumes of loans sold into the secondary market, accompanied by smaller gains on the sale of those loans. In addition, servicing fees declined as more loans were sold into the secondary market without retaining the servicing rights for those loans. These declines were partially offset by continued growth in customer service fees, which was driven by growing deposit levels and increasing use of new products including safety net checking and debit cards. The Bank also experienced increases in other fee generating services including brokerage fees and abstract and title fees as well, according to Howard.

NONINTEREST EXPENSE

Noninterest expense in 2005 rose to $8.9 million, an increase of 4.3 percent from $8.6 million in the previous year. "The increase was due to a number of factors," Howard said. "For the year 2005, the Rantoul acquisition increased expenses of all types by approximately $100,000. Over half of this amount was attributable to consulting and legal fees related to the acquisition of Rantoul."

 "In addition, the net effect of reduced recovery of impairment of loan servicing rights coupled with the lower amortization of those rights accounted for $75,000 of the increase over last year.

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The balance of the impairment account is now zero, significantly reducing the probability that the Impairment of Loan Servicing Rights will be a significant expense factor in the future. The remainder of the increase is primarily attributable to increased data processing and equipment expense incurred as a result of our expansion of services and service locations including an expanded ATM network," Howard added.

Howard also said the company's results continue to be impacted by costs related to compliance with Section 404 of the Sarbanes-Oxley Act. "We are proceeding with the process and expect to be in compliance by the deadline. However, for a relatively small company like ours, the costs represent a significant and onerous burden on our financial performance," he stated.


OUTLOOK

"We expect the conditions to improve in the coming year," Howard commented. We will not be burdened with the non-recurring expenses we incurred in 2005. Perhaps most importantly, we expect the differential between long-term rates and short-term rates to normalize and relieve the pressure on margins we experienced for much of 2005. Our Rantoul acquisition should begin making a positive contribution to our financial results and growth in assets by mid-2006 as it, along with our highly successful branch in Savoy, makes us a greater force in Champaign County. Our marketing efforts are yielding results in the form of growth in our loan portfolio and in increasing deposits. The housing market remains robust and we expect our core mortgage lending business to remain strong as well. We also anticipate continued growth of our commercial lending operation as business conditions in our markets reflect the strength of the nation's economy.

"We also intend to remain active in seeking other sources of growth. We are evaluating opportunities to expand the number of branches within our traditional market area. Further, we continue to look at additional opportunities to make acquisitions and expand geographically, particularly into other markets in Illinois and into Indiana," Howard added.

"We are confident that the improvements we've made in our product line, the increased operating efficiency we will realize upon completion of our expanded headquarters and the investments we made over the past several years will allow us to resume growing our earnings in 2006 and beyond," Howard concluded.

ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, and Rantoul, Illinois.


This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words

"believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.



                              ... TABLES FOLLOW ...

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                           FIRST BANCTRUST CORPORATION
                         SELECTED FINANCIAL INFORMATION
                   (in thousands of dollars except share data)

---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA                                                                                   DEC. 31,            DEC. 31,
                                                                                                       2005                2004
                                                                                                    (unaudited)         (audited)
                                                                                                    ----------         ----------
   Total Assets                                                                                     $  273,865         $  230,924
   Cash And Cash Equivalents                                                                            12,447              9,113
   Investment Securities                                                                                79,862             88,723
   FHLB Stock                                                                                            6,608              4,256
   Loans Held For Sale                                                                                     642                138
   Loans, Net Of Allowance For
   Loan Losses Of $2,704 And $2,300                                                                    156,605            117,448
   Deposits                                                                                            193,975            159,471
   Federal Home Loan Bank advances                                                                      43,200             40,500
   Total Stockholders' Equity                                                                           26,046             27,547
   Book Value Per Common Share                                                                      $    11.00         $    11.04

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SUMMARY OF OPERATIONS                                           3 MONTHS ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                                                  2005               2004               2005              2004
                                                              ----------         ----------         ----------         ----------
                                                              (unaudited)        (unaudited)        (unaudited)         (audited)
   Interest Income                                            $    3,729         $    3,126         $   12,998         $   11,774
   Interest Expense                                                1,672              1,128              5,332              4,397

   Net Interest Income                                             2,056              1,998              7,666              7,377

   Provision For Loan Losses                                         223                127                510                515

   Net Interest Income After Provision for Loan Losses             1,833              1,871              7,156              6,862
   Noninterest Income                                                838                847              3,337              3,469
   Noninterest Expense                                             2,344              2,249              8,933              8,564

   Income Before Income Tax                                          327                469              1,561              1,767
   Income Tax Expense                                                 44                 90                313                539

   Net Income                                                 $      283         $      379         $    1,248         $    1,228

SHARE DATA
   Weighted Avg. Shares Out. - Basic                           2,198,786          2,278,608          2,237,853          2,264,866
   Weighted Avg. Shares Out. - Diluted                         2,334,998          2,422,747          2,377,131          2,418,944

   Basic Earnings Per Share                                   $      .13         $      .16         $      .56         $      .54
   Diluted Earnings Per Share                                 $      .12         $      .16         $      .52         $      .51

RATIOS BASED ON NET INCOME
   Return on Average
     Stockholders' Equity                                           4.32%              5.53%              4.66%              4.55%
     Return On Average Assets                                        .44%               .67%               .52%               .54%


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